Exhibit 99.1

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES THAT SUBSIDIARY, NORTH AMERICAN EXCHANGE COMPANY, EXPANDS TO ILLINOIS AND MINNESOTA

IRVINE, CA – March 27, 2006 – Commercial Capital Bancorp, Inc. (the “Company”) (NASDAQ: “CCBI”), announced today that North American Exchange Company (“NAEC”), one of the Company’s 1031 exchange accommodator subsidiaries, has further expanded its national presence by hiring two new Business Development Managers and entering the markets of Illinois and Minnesota, markets that are key to NAEC’s growth strategy. Dean Marks will be based in Chicago and serve as the Business Development Manager for NAEC in Illinois and neighboring markets. Mr. Marks holds a Bachelor’s degree from Dartmouth College and a Juris Doctorate degree from Emory University, is a member of the Illinois State Bar, and has been in private practice focusing on real estate matters. Chantily Malibago will be based in Minneapolis and serve as the Minnesota Business Development Manager for NAEC. Ms. Malibago most recently worked as a regional real estate asset manager and Realtor, and holds a bachelor’s degree from the University of Minnesota.

NAEC also increased its presence with the hiring of two Business Development Managers in the San Diego, California and Phoenix, Arizona areas, two markets that have been significant contributors to NAEC 1031 exchange transaction volumes. Troy Terpening will be based in La Jolla, California and serve as the Business Development Manager for NAEC in San Diego, Riverside and San Bernardino counties. Mr. Terpening graduated with honors from San Diego State University, and received his Juris Doctorate from the Western School of Law in San Diego. Mr. Terpening is a member of the California State Bar and has taught courses at San Diego Mesa College, California Western School of Law, the University of San Diego Paralegal Program and the University of California at San Diego Extension Program. Kevin Mark will be based in Gilbert, Arizona and serve as the Arizona Business Development Manager for NAEC. Mr. Mark has over 12 years of real estate sales and real estate franchise sales experience, including serving as Regional Director of Sales and Business Development for Century 21 in Arizona, New Mexico and southwest Texas.

NAEC is a “qualified intermediary” that facilitates tax-deferred real estate exchanges pursuant to Section 1031 of the Internal Revenue Code. NAEC facilitates 1031 exchanges nationwide through its headquarters in Walnut Creek, California, offices in Long Beach, California; and a presence in San Francisco, Los Angeles, and San Diego, California; Seattle, Washington; Phoenix, Arizona; Denver, Colorado; Dallas, Texas; Chicago, Illinois; Minneapolis, Minnesota; Miami, Florida; Charlotte, North Carolina; and Washington, DC.

About Commercial Capital Bancorp, Inc.

Commercial Capital Bancorp, Inc. is a diversified financial services company with $5.46 billion of total assets, at December 31, 2005. The Company provides depository and lending products and services under the Commercial Capital Bank brand name, and provides 1031 exchange services to income property investors nationwide under the TIMCOR Exchange Corporation and North American Exchange Company brand names.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.

Contact:

Commercial Capital Bancorp, Inc.

Jeff L. Leonard, Investor Relations

Telephone:	(949) 585-7500
Facsimile:	(949) 585-0174

North American Exchange Company

Dia Demon, President

Telephone:	(800) 736-1031
Facsimile:	(800) 382-9718